UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 15, 2005

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5050 Lincoln Drive Edina, Minnesota		55436-1097
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 15, 2005, the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of Alliant Techsystems Inc. (“ATK”) approved the performance goals for ATK’s executive officers for the fiscal year ending March 31, 2006.  All of ATK’s executive officers participate in ATK’s Management Compensation Plan (the “Plan”), which provides for the cash payment of annual incentive compensation if objective, pre-established performance goals are achieved.  In its discretion, the Committee may make payment of the incentive compensation earned in shares of ATK common stock.

For fiscal year 2006, cash bonuses paid to ATK’s chief executive officer, chief financial officer and the other corporate officers will be based on the achievement of specific goals relating to ATK’s fiscal year 2006 earnings per share, sales, and “free cash flow,” defined as cash provided from operations less capital expenditures plus asset sales.  For ATK’s business group leaders, cash bonuses paid for fiscal year 2006 will be based on specific goals relating to ATK’s earnings per share and the applicable business group’s earnings before income taxes, sales and “free cash flow.”  The achievement of the performance goals will be determined and calculated without regard to the negative or positive effect of changes in accounting principles or other laws or provisions affecting reported results; debt restructuring; and restructuring costs related to business rationalization.  Each of the performance goals was assigned a weighting by the Committee.  In addition, the Committee may adjust 25% of a participant’s annual incentive amount relating to the achievement of the financial performance goals based on the participant’s achievement of pre-established individual performance goals.

Each participant in the Plan has a targeted median performance payout amount, expressed as a percentage of base salary, and the amount payable to executive officers named in ATK’s proxy statement will range from 0% to 200% of the targeted amount, interpolated based on the level of performance achieved.  If the threshold performance level is not achieved, participants will not receive a bonus under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

Date: March 18, 2005	By:	/s/ Eric S. Rangen
		Name:	Eric S. Rangen
		Title:	Executive Vice President and Chief Financial Officer